Exhibit 99.1

Egalet Notified that FDA Will Not Meet PDUFA Goal Date for ARYMO ER

No additional scientific information or data requested by FDA

Wayne, Penn. — October 13, 2016 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today announced that the U.S. Food and Drug Administration (FDA) will not meet the previously announced October 14 prescription drug user fee act (PDUFA) date for ARYMO™ ER (morphine sulfate).

“Today we were informed that the FDA has identified no particular issue with our application for ARYMO ER and that the Agency is working on the product label,” said Bob Radie, president and chief executive officer. “The FDA indicated that they need more time as has been the case with other abuse-deterrent opioid NDAs, and confirmed that no additional scientific information or data is needed for our application. We will continue to work closely with the FDA to bring this important product to those living with chronic pain and the healthcare professionals who treat them.”

On August 4, 2016 an FDA Advisory Committee voted 18 to 1 for approval of ARYMO ER and the Committee recommended ARYMO ER should be labeled as an abuse-deterrent product by the intravenous, nasal and oral routes of abuse. ARYMO ER is being developed for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. If approved, ARYMO ER would be the first product developed using Egalet’s proprietary Guardian™ Technology—a physical and chemical barrier approach to abuse-deterrence that results in tablets that are difficult to manipulate for the purpose of misuse and abuse.

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using its proprietary Guardian™ Technology, Egalet is developing a pipeline of clinical-stage, product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™ ER, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are being developed for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, including the boxed warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Guardian™ Technology

Egalet’s Guardian Technology has many applications and has been used to develop commonly abused prescription medications in an abuse-deterrent form. Egalet’s proprietary Guardian Technology is a polymer matrix tablet technology that utilizes a novel application of the well characterized manufacturing process of injection molding, which results in tablets with controlled-release properties as well as physical and chemical features that have been demonstrated to resist both common and rigorous methods of manipulation. Guardian Technology results in tablets that are extremely hard, very difficult to chew, resistant to particle size reduction, and inhibit/block attempts at chemical extraction of the active pharmaceutical ingredient. In addition, the technology results in a viscous hydrogel on contact with liquid, making syringeability very difficult. These features are important to address the risk of accidental misuse (e.g., chewing) in patients with chronic pain, as well as intentional abuse using more rigorous methods of manipulation.

Safe Harbor

Statements included in this press release (including but not limited to anticipated labeling for ARYMO ER) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of its product candidates; Egalet’s ability to maintain the intellectual property position of its products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds related to execute its business plan and growth strategy in terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; the success of products which compete with Egalet’s that are or become available; general market conditions; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275